Exhibit 3.31

CERTIFICATE OF CHANGE OF

REGISTERED OFFICE AND REGISTERED AGENT

OF

ECP II-C (BRAYTON POINT IP) CORP

Pursuant to Section 133 of the General

Corporation Law of the State of Delaware

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.                                      The name of the corporation is ECP II-C (Brayton Point IP) Corp.

2.                                      The registered office of the corporation in the State of Delaware is changed to 1675 South State Street, Suite B, County of Kent, City of Dover, Delaware 19901. The name of the registered agent at such address upon whom process against this corporation may be served is Capitol Services, Inc.

3.                                      The foregoing change to the registered office and registered agent was adopted by a resolution of the Board of Directors of the corporation.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be duly executed in its corporate name this 20th day of May, 2015.

ECP II-C (BRAYTON POINT IP) CORP

By:	/s/ Kelly D. Tlachac
Name: Kelly D. Tlachac
Title: Authorized Officer